Exhibit 99.1

Panolam Announces Tentative Agreement with Holders of Senior Subordinated Notes; Forbearance Agreement with Senior Lenders Expires

SHELTON, CT, June 30, 2009 – Panolam Industries International, Inc. (the “Company”) today announced that it has reached an agreement in principle with noteholders holding two-thirds in principal amount of the Company’s outstanding senior subordinated notes, led by Apollo Capital Management, to pursue a restructuring that will significantly reduce the Company’s outstanding debt.  The contemplated transaction will put the Company in a stronger financial position for future growth and stability.  A restructuring on the agreed terms would enable the Company to reduce the amount of net debt on its balance sheet by approximately $151 million (or approximately 50%), eliminate approximately $16 million in annual cash interest payments to the noteholders, and free up additional cash that can be reinvested in its business.  In addition, it is contemplated that the Company’s senior lenders would receive full recovery on the face amount of their claims.

The Company and the noteholders are now focusing on documenting the contemplated transaction and the processes for implementing the restructuring.  Importantly, the Company continues to maintain a strong liquidity position and expects to meet its obligations to its suppliers, customers, and employees in the ordinary course of business during the restructuring process, without the need for any additional financing.  Moreover, the proposed restructuring contemplates all pre-petition trade claims being paid in full in the ordinary course of business.  The Company presently has approximately $46 million in cash.  All day-to-day operations and business of the Company will continue as usual.

Jason Perri of Apollo said, “We are proud to have partnered with the Company in a consensual restructuring that will meaningfully reduce leverage and leave the business poised to take advantage of the market opportunities that will arise as we move toward a macroeconomic recovery.  Management has done a fantastic job of guiding the Company through this process, and we look forward to working together with this top-notch leadership team in support of the business and its customers going forward”.

Mr. Robert J. Muller, Jr., Chairman and Chief Executive Officer of the Company, said, “This marks a significant step in our debt restructuring process.  We are pleased to have the strong support of our noteholders and appreciate the continuing loyalty of our business partners, suppliers, customers, and employees as we move through this process from which we will emerge with a stronger balance sheet and be better positioned to pursue future growth opportunities”.

The Company also announced that it will not make the excess cash flow or interest payments as outlined in the terms of its previously announced Forbearance Agreement with its senior lenders and that the Forbearance Agreement expired on June 30, 2009.  The Company is continuing discussions with its senior lenders regarding possible restructuring alternatives.

This press release is also available within the “News About Panolam” section of the Company’s website at www.panolam.com.

Panolam Industries International, Inc. is a market leader and innovator in the decorative laminate industry. The Company’s products, which are marketed under the widely recognized Panolam®, Pionite®, Nevamar®, Pluswood® brand names, are used in a wide variety of residential and commercial indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures, case goods, and other applications.  We also market other decorative laminates including

FRL, a fiber reinforced laminate product. In addition to decorative laminates, we manufacture and distribute industrial laminate products, including Conolite and Panolam FRP, a fiber reinforced product. We also produce and market a selection of specialty resins for industrial uses, such as powdered paint, adhesives and melamine resins for decorative laminate production, custom treated and chemically prepared decorative overlay papers for the high pressure laminates, or HPL and thermally-fused melamine, or TFM industry, and a variety of other industrial laminate products such as aircraft cargo liners and bowling lanes.

This press release and other written reports and oral statements made by the Company may include forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “may”, “might”, “expects”, “plans”, “would”, “estimates”, “intends”, “forecasts”, “projects” and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. These statements are likely to address, but may not be limited to, and are subject to factors such as the Company’s strategies relating to growth and cost containment, including facility closures; the Company’s negotiations with lenders under its senior secured credit agreement relating to an acceptable amendment and waiver of that agreement; actions that may be taken by its noteholders; the Company’s future operations; and ongoing conditions in the door manufacturing and housing industries. Readers must carefully consider any such statements and should understand that many factors could cause actual results and developments to differ materially from the Company’s forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of construction and renovation activity; competition; financing risks; ability to manage expanding operations; commitments; new services; retention of key management personnel; environmental and other government regulation; and other factors disclosed by the Company in its filings from time to time with the United States Securities and Exchange Commission.  No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise.